Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-151789) on Form S-8 of American Public Education, Inc. of our report dated June 26, 2014, relating to the financial statements and supplemental schedule of the American Public University System Retirement Plan, which appears in this Annual Report on Form 11-K of the American Public University System Retirement Plan as of December 31, 2013 and 2012 and for the year ended December 31, 2013.

/s/ Stout, Causey & Horning, P.A.
Sparks, Maryland
June 26, 2014